CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

We hereby consent to the use in this Post-Effective Amendment No. 7 to Registration Statement File No. 333-72596 on Form N-6 (the "Registration Statement") of (1) our report dated April 13, 2006, relating to the financial statements of the Subaccounts of MONY America Variable Account L of MONY Life Insurance Company of America and (2) our report dated March 17, 2006, relating to the financial statements of MONY Life Insurance Company of America, each of which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Financial statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 25, 2006